Exhibit 1

Execution Copy

SECOND AMENDMENT TO LOAN AGREEMENT

THIS SECOND AMENDMENT TO LOAN AGREEMENT dated as of October 30, 2014.

A M O N G:

NORTH AMERICAN PALLADIUM LTD.

as Borrower

- and -

BCP III NAP L.P., by its general partner, BROOKFIELD CAPITAL

PARTNERS LTD.

as Lender

- and -

LAC DES ILES MINES LTD.

as Guarantor

W I T N E S S E T H:

WHEREAS North American Palladium Ltd. (the “Borrower”), Lac des Iles Mines Ltd. (the “Guarantor”) and BCP III NAP L.P., by its general partner, Brookfield Capital Partners Ltd. (the “Lender”) entered into a Loan Agreement dated as of June 7, 2013, as amended by a first amendment to loan agreement dated as of November 29, 2013 (the “Existing Loan Agreement”);

AND WHEREAS the Borrower has requested that the Lender amend the Existing Loan Agreement in certain respects on the terms and conditions set forth below; and

AND WHEREAS the Lender is willing, subject to the terms and conditions hereof, to amend the Existing Loan Agreement as hereinafter provided;

NOW THEREFORE, in consideration of the agreements herein contained the parties hereto agree as follows:

PART I

DEFINITIONS

Section 1.1 Certain Defined Terms. The following terms (whether or not underscored) when used in this Agreement, including its preamble and recitals, shall, except where the context otherwise requires, have the following meanings (such meanings to be equally applicable to the singular and the plural forms thereof):

Second Amendment to Credit Agreement

“Agreement” means this Second Amendment to the Existing Loan Agreement.

“Existing Loan Agreement” is defined in the first recital.

Section 1.2 Use of Defined Terms. Unless otherwise defined herein or the context otherwise requires, capitalized terms used in this Agreement, including its preamble and recitals, have the meanings provided in the Existing Loan Agreement.

PART II

AMENDMENTS TO EXISTING LOAN AGREEMENT

Section 2.1 Amendments. Subject to the terms of this Agreement, effective on the date hereof, and in reliance upon the representations and warranties made herein by the Borrower and the Guarantor, the parties hereto agree that certain terms and provisions of the Existing Loan Agreement are hereby amended in accordance with this Part. Except as expressly so amended, the Existing Loan Agreement and the Loan Documents shall continue in full force and effect in accordance with their terms.

Section 2.2 Definition of Consolidated EBITDA. Section 1.1.29 is hereby amended by deleting it in its entirety and replacing it with the following:

“Consolidated EBITDA” means, for any rolling twelve month period, Net Income after income tax and extraordinary items available to common stock holders as shown on the Borrower’s consolidated statement of income for such period; plus, to the extent deducted in calculating Net Income for such period:

(a)	Interest Expense;

(b)	income tax expense;

(c)	depreciation and amortization;

(d)	capitalized starting and closure costs;

(e)	non-cash asset impairment charges (excluding, for greater certainty, losses attributable to changes in the fair value of Hedging Obligations); and

(f)	non-cash unrealized foreign exchange losses on Debt;

and less, to the extent included in calculating Net Income for such period:

(g)	income tax recoveries;

(h)	insurance recoveries;

(i)	non-cash gains arising from the write-up of assets (excluding, for greater certainty, any write-up of receivables and inventory and any gains attributable to changes in the fair value of Hedging Obligations);

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(j)	any extraordinary gain;

(k)	any expenses incurred to fund future explorations using cash proceeds from flow-through common share equity issuances; and

(l)	non-cash unrealized foreign exchange gains on Debt;

all as determined in respect of the Borrower on a consolidated basis. For certainty, exploration expenses funded by flow through common share equity issuances shall not be included as an operating expense for purposes of calculating Consolidated EBITDA. For the period of July 2014 to October 2014, losses incurred on investments for Maudore Minerals Ltd. shares and receivables in connection with its gold division sale shall be added back to Consolidated EBITDA to a maximum of $1,478,000.

Section 2.3 Amendment to Permitted Hedging Obligations Definition. Section 1.1.91 is hereby amended by deleting the period at the end thereof and replacing it with “;or” and inserting the following as a new clause (c):

“Hedging Obligations incurred in connection with Hedge Instruments entered into for the purposes of foreign exchange risk management for metals that are otherwise permitted to be subject to Hedge Instruments pursuant to clause (a) or (b) of this definition.”

PART III

REPRESENTATIONS AND WARRANTIES

Section 3.1 Representations and Warranties. In order to induce the Lender to amend the Existing Loan Agreement as set forth in this Agreement, the Borrower and the Guarantor hereby represent and warrant (such representations and warranties shall survive the delivery of this Agreement) on and as of the date hereof, and after giving effect to the provisions of this Agreement that:

(1)	the representations and warranties set forth in the Existing Loan Agreement as modified by the Compliance Certificates delivered by the Borrower to the Lender and in each of the Loan Documents, and as amended by this Agreement, are true and correct on and as of the date hereof (unless stated to relate solely to an earlier date, in which case such representations and warranties were true and correct as of such earlier date);

(2)	the execution and delivery of this Agreement and the performance by each of the Borrower and the Guarantor of its obligations under this Agreement and each other Loan Document executed or to be executed by it in connection with this Agreement are within such Person’s (corporate) powers, have been duly authorized by all necessary corporate action, and do not contravene any contractual restriction, law or governmental regulation or court decree or order binding on or affecting such Person;

(3)	after giving effect to this Agreement, no Default has occurred and is continuing;

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(4)	no authorization or approval or other action by, and no notice to or filing with, any governmental authority or regulatory body or other Person is required for the due execution, delivery or performance by the Borrower or the Guarantor of this Agreement or any other Loan Document executed or to be executed by it in connection with this Agreement other than as required by Securities Laws; and

(5)	this Agreement constitutes, and each Loan Document executed or to be executed by the Borrower or the Guarantor in connection with this Agreement will, on the due execution and delivery thereof, constitute, the legal, valid and binding obligations of the Borrower or the Guarantor enforceable in accordance with their respective terms.

PART IV

MISCELLANEOUS PROVISIONS

Section 4.1 Cross References. References in this Agreement to any Part or Section are, unless otherwise specified, to such Part or Section of this Agreement.

Section 4.2 Document Pursuant to Existing Loan Agreement. This Agreement is a Loan Document executed pursuant to the Existing Loan Agreement and shall (unless otherwise expressly indicated therein) be construed, administered and otherwise applied in accordance with the terms and provisions thereof.

Section 4.3 Costs, Fees and Expenses. The Borrower, upon presentment, shall reimburse the Lender for its reasonable legal and other costs and fees in respect of the preparation and execution of this Agreement and any other documentation required in connection herewith.

Section 4.4 Successors and Assigns. This Agreement shall be binding upon and enure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 4.5 Full Force and Effect. Except as expressly amended by this Agreement, all of the terms, covenants and conditions contained in the Existing Loan Agreement and the Loan Documents (including, without limitation, the Security) shall remain unchanged (except in accordance with amendments required by this Agreement) and shall continue to be, and shall remain, in full force and effect in accordance with their respective terms. The Security and the Security Documents and the Guarantee delivered by the Guarantor continue to secure the indebtedness, liabilities and obligations of the Borrower to the Lender, including as amended by this Agreement. The amendments contained in this Amendment shall be limited precisely as provided for herein, and shall not be deemed to be an amendment to or a consent to any other term or provision of the Existing Loan Agreement, any other instrument referred to therein or herein or of any transaction or future action on the part of the Borrower which would require the consent of the Lender under the Existing Loan Agreement or any Loan Document. The provisions of this Agreement also shall not in any respect whatsoever limit or adversely affect the rights, claims or privileges of the Lender with respect to any Person not a party hereto.

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Section 4.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original and all of which when taken together shall constitute but one and the same agreement; any party may execute this Agreement by signing any counterpart of it. This Agreement may be duly executed by way of facsimile signature, however, any party so executing by facsimile signature shall deliver original executed counterparts of this Agreement to each of the other parties to this Agreement.

Section 4.7 Governing Law. This Agreement, and all prior amendments to the Existing Loan Agreement, shall be governed by the laws of Ontario and the laws of Canada applicable therein.

Section 4.8 Further Assurances. The Borrower and the Guarantor shall do, execute and deliver or shall cause to be done, executed and delivered all such further acts, documents and things as the Lender may reasonably request for the purpose of giving effect to this Agreement and to each and every provision hereof.

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Second Amendment to Credit Agreement

Execution Copy

IN WITNESS WHEREOF the parties have executed this Agreement as of the day and year first above written.

NORTH AMERICAN PALLADIUM LTD.

Per:	/s/ Dave Langille
	Name:	Dave Langille
	Title:	Chief Financial Officer

I have authority to bind the Corporation.

BCP III NAP L.P. by its general partner, BROOKFIELD CAPITAL PARTNERS LTD., as lender

Per:	/s/ J. Peter Gordon
	Name:	J. Peter Gordon
	Title:	Managing Partner

I have authority to bind the Corporation.

LAC DES ILES MINES LTD.

Per:	/s/ Dave Langille
	Name:	Dave Langille
	Title:	Chief Financial Officer

Per:	/s/ Tess Lofsky
	Name:	Tess Lofsky
	Title:	Secretary

We have authority to bind the Corporation.

Second Amendment to Credit Agreement